Exhibit 99.1

ASCENT CAPITAL GROUP STOCKHOLDERS APPROVE MERGER WITH MONITRONICS INTERNATIONAL

ENGLEWOOD, Colo., - August 21, 2019 - Ascent Capital Group, Inc. (“Ascent”) (OTC: ASCMA, ASCMB) today announced that Ascent stockholders approved the proposal (the “merger proposal”) to adopt the Agreement and Plan of Merger, by and between Ascent and Monitronics International, Inc. (“Monitronics”), dated May 24, 2019, that was considered at the special meeting of Ascent stockholders held on August 21, 2019, pursuant to which Ascent will merge with and into Monitronics substantially concurrently with the restructuring of Monitronics (the “Merger”). Following the stockholders’ approval of the merger proposal, the Merger is expected to be completed on or about August 30, 2019, subject to the satisfaction of additional customary closing conditions.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Merger and the expected timetable for its completion. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties and projections of results of operations or of financial condition or forecasts of future events that could cause actual results, performance or events to differ materially from those expressed or implied in these statements, including, without limitation, satisfaction of the conditions to the completion of the Merger. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “forward” or “continue” and similar expressions are used to identify assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. These forward-looking statements speak only as of the date of this communication, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this communication.

About Ascent and Monitronics

Ascent Capital Group, Inc. (OTC: ASCMA, ASCMB) is a holding company whose primary subsidiary is Monitronics, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Monitronics secures approximately 900,000 residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The company has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

Investor Contact

Erica Bartsch
Sloane & Company
212-486-9500
ebartsch@sloanepr.com